Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made and entered into this 20th day of March, 2007 by and between Flash Motors, Inc., an Arizona corporation (“Flash”) and Colfax Financial Corporation, a Utah corporation (“Colfax’).

RECITALS:

A-Flash and Colfax entered into an Asset Purchase Agreement (“Purchase Agreement”) on the 14th day of November, 2006, wherein Colfax purchased substantially all the assets of Flash except for the Excluded Assets provided for in Paragraph 1.2 of the Purchase Agreement.  A copy of said Purchase Agreement is attached hereto as Exhibit “A” and made a part hereof by reference.

B-Flash and Colfax entered into a Consultant and Non-Compete Agreement (“Consulting Agreement”) on the 14th day of November, 2006, wherein Flash agreed to provide the services of Harry March (“March”) to serve as a consultant to Colfax for a term of five (5) years and further agreed that during said term not to, among other things,

(a)

engage in any business competitive with the business of Colfax;

(b)

provide any service to another company, individual, directly or indirectly, that Colfax did not approve; and

(c)

engage in any business activities that materially interfere with Flash’s or March’s consulting obligations, subject to exceptions provided for in the Consulting Agreement.

A copy of said Consulting Agreement is attached hereto as Exhibit “B” and made a part hereof by reference.

C-Pursuant to the Consulting Agreement Colfax agreed to pay to Flash the sum of One Million Four Hundred Thousand and no/100 Dollars ($1,400,000).  Said sum to be evidenced by two promissory notes payable as follows:

(d)

a Four Hundred Thousand and no/100 Dollars Note with interest thereon from the 14th  day of November, 2006 at a rate equal to twenty (20%) percent per annum payable interest only for a period of sixty (60) months or in the alternative payable in full at any time with thirty (30) days written notice.  A copy of said note is attached hereto as Exhibit “C” and made a part hereof by reference.

(e)

a One Million and no/100 Dollars Note with interest thereon from the 14th day of November, 2006 at a rate equal to ten (10%) percent per annum payable interest only for a period of sixty (60) months or in the alternative payable at any time after twenty-four (24) months with thirty (30) days written notice of demand for payment.  A copy of said note is attached hereto as Exhibit “D” and made a part hereof by reference.

D-Subsequent to entering into the Purchase Agreement and the Consulting Agreement Flash and Colfax have consummated the Purchase Agreement by Colfax conveying to Flash the sum of One Hundred Thousand and no/100 Dollars as provided therein and Flash has performed all its requirements under such Purchase Agreement.

E-Flash, pursuant to the Consulting Agreement, has undertaken through the services of March to perform its obligations under said Consulting Agreement.

F-Colfax has complied with the terms of the Purchase Agreement and has made the interest payments provided for in the Promissory Notes,

G-Notwithstanding the fact that both Flash and Colfax have complied with the terms of their Agreements, the parties have discovered that they have irreconcilable differences as to how the business involved should be operated and based thereon have come to the conclusion that the existing situation is unsatisfactory to each of them.

H-Based upon such difference, Flash and Colfax entered into negotiations and determined that substantial revisions in the agreed upon arrangements were necessary.

NOW THEREFORE for and in consideration of the mutual covenants herein contained and other valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties it is agreed as follows:

1.  Recitals.  The Recitals set forth above are herein incorporated into the body of this Settlement Agreement as if set forth in full in the body.

2.  Agreement to Cancel and Replace.  The Consulting Agreement provided for in Exhibit “B” shall be cancelled and replaced with a NON-SOLICITATION AGREEMENT covering existing accounts and customers and the prospects set forth in Exhibit “E”.  A copy of the NON-SOLICITATION AGREEMENT is attached hereto as Exhibit “F” and made a part hereof by reference.

3.  Promissory Notes.  The Promissory Notes described herein and in Exhibits “C” and “D” shall be deemed paid by entering into a new Promissory Note in the principal amount of One Million Four Hundred Thousand and no/100 Dollars ($l,400,000) which shall provide as follows:

(a)

It shall be effective as of March 1, 2007.

(b)

It shall bear interest at the rate of thirteen (13%) percent per annum with interest due monthly in arrears commencing April 1, 2007.

(c)

If shall contain the same subordination provisions provided for in the existing notes set forth in Exhibits “C” and “D”.

(d)

On November 14, 2008, the noteholder may demand, in addition to interest a principal payment of Two Hundred Fifty Thousand and no/100 Dollars ($250,000) payable within thirty (30) days and monthly thereafter additional Two Hundred Fifty Thousand and no/100 Dollars ($250,000) may be demanded until the Note is paid in full.

A copy of said One Million Four Hundred Thousand and no/100 Dollar ($1,400,000) Promissory Note is attached hereto as Exhibit “G” and made a part hereof by reference.

1.  Use of Name.  Notwithstanding anything to the contrary in the Purchase Agreement or any other Agreement, it is understood and agreed that Flash and March are authorized to use the name Colfax Financial.

2.  Colfax New Name.  Colfax agrees to change its name to STEN Credit Corporation forthwith provided, however, that it shall have the right to answer its telephone “STEN Credit/Colfax” for a period of six (6) months from the date hereof, at which time It shall relinquish all rights to the use of Colfax.

3.  Vacating Premises.  Flash and March agree to vacate the premises located at 720 F. McDowell Road, Suite 107 on or before March 27, 2007.  It is understood and agreed that all assets belonging to Flash or March shall be removed, provided, however that Flash and March will be allowed during business hours access for purposes of picking up mail, cash, checks or other such items as may be sent to the described premises.

4.  Glendale Contracts.  Colfax shall have the right to purchase from Flash the remaining Glendale Car Connection contracts at such time as the amounts due under such contracts reaches Five Hundred Thousand and no/100 Dollars ($500,000) for a sum equal to Five Hundred Thousand and no/100 Dollars ($500,000) less the dealer reserve amount on such contracts.

5.  Old Accounts.  It is understood and agreed that Colfax retains all rights in and to the written off accounts provided for in paragraph 1.1(e) of the Purchase Agreement in the amount of approximately Three Million and no/100 Dollars ($3,000,000).

6.  Irreconcilable Differences.  This Settlement Agreement is a compromise arising out of irreconcilable differences between and among the parties and does not arise from any actions undertaken by the parties.

7.  Representation of Authority.  The Parties represent and warrant that each Party has the power and authority to execute this Settlement Agreement and perform the obligations contained herein.  Each Party acknowledges that the representations and warranties contained are of material importance to the other Parties, who would not execute this Settlement Agreement nor perform the obligations but for the receipt of the foregoing warranties and representations.

8.  Survival of Representations and Warranties.  The representation and warranties of the respective Parties as set forth in this Settlement Agreement, shall survive.

9.  Entire Agreement.  This Settlement Agreement contains the entire agreement between the Parties and supersedes and replaces any and all prior agreements, written and/or oral, relating to the subject matter hereof, This Settlement Agreement may not be modified, and no. provisions hereof may be waived, except by an instrument in writing signed by the Parties hereto.  Except for the statements, representations, and promises contained herein, none of the Parties is relying upon any representation, statement or promise of the other party or their respective agents or attorneys in entering into this Settlement Agreement.

10.  Representation By Counsel.  The Parties hereto agree and acknowledge that they have had the opportunity to be represented herein by counsel of their own choosing in the negotiations and the preparation of this Settlement Agreement; that they have carefully read this Settlement Agreement; that they have had its contents fully explained to them by counsel; that they are fully aware of and understand all of its terms and the legal consequences thereof; that each Party has signed this Settlement Agreement voluntarily as part of their own free act and of their own free will and accord.

11.  Law and Venue.  This Settlement Agreement is made and entered into in the State of Arizona and shall in all respects be interpreted and enforced pursuant to the laws of Arizona, If an action is filed to enforce the terms of this Settlement Agreement, venue for such an action shall be the Superior Court for the: State of Arizona, for the County of Maricopa.

12.  Meaning.  This Settlement Agreement has been jointly negotiated by the Parties hereto.  The language of this Settlement Agreement shall be construed as a whole according to its fair meaning, to give effect to the broadest meaning and interpretation of the law possible, it being the Parties’ mutual intent to carry out its terms and not to be interpreted narrowly.

13.  Notice.  All notices, consents, requests, instructions, approvals or other communications shall be validly given, made or served, if in writing and delivered personally or sent by telecopier, telex, registered or certified mail, postage prepaid, if to Flash at the following address:

Flash Motors, Inc.

10662 E. San Salvador

Scottsdale, AZ 85258

If to Colfax, at the following address:

Colfax Financial Corporation

7607 E. McDowell Road, Suite 107

Scottsdale, AZ 85257

or, in each case, at such other address as may be from time to time specified, in writing, but no such change shall be deemed to have been given until it is actually received by the Party sought to be charged with its contents.

14.  Successors and Assigns.  This Agreement shall be binding and inure to the benefit of each of the Parties, their respective assigns, successors-in-interest and representatives.

15.  Attorneys’ Fees.  In the event of any dispute, including court proceedings, under or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party all costs, expenses and reasonable attorneys’ fees incidental to such dispute.

16.  Counterparts.  This Settlement Agreement may be executed in separate counterparts, and by facsimile signature, each of which shall be deemed an original but all of which together shall be one and the same instrument, and shall become effective when such counterparts have been signed and exchanged between all parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement on the day and year first above written.

Dated:	FLASH MOTORS, INC.

	By	/s/ Harry March
Harry March

Dated:	COLFAX FINANCIAL CORPORATION

	By	/s/ Kenneth Brimmer
Kenneth Brimmer